Exhibit 99.1

Global Cash Access Announces Departure of Chief Financial Officer

Las Vegas, NV, April 26, 2010 – Global Cash Access Holdings, Inc. (NYSE:GCA) (the “Company”) today announced the resignation of George Gresham, executive vice president and chief financial officer. Mr. Gresham has decided to leave the Company effective May 7, 2010, to pursue other opportunities. The Company has immediately begun a search for a new chief financial officer.

“On behalf of the Company, I would like to thank George for the contributions that he has made over the past two years and to wish him well in his future endeavors”, said Scott Betts, president and chief executive officer of the Company. “While we are disappointed to see George leave the Company, we believe that moving forward we continue to have an exceptional management team in both depth and breadth that will be able to capitalize on our excellent financial position and robust product pipeline in order to continue our objective of capitalizing on the growth opportunities in the gaming industry.”

Mr. Betts will serve as the Company’s interim chief financial officer until a permanent replacement is found. Mr. Gresham’s departure was not related to any disagreement with the management team, the Company’s board of directors, or the Company’s auditors.

About Global Cash Access Holdings, Inc.

Las Vegas-based Global Cash Access, Inc. (“GCA”), a wholly owned subsidiary of the Company, is a leading provider of cash access products and related services to over 1,100 casinos and other gaming properties in the United States, Europe, Canada, the Caribbean, Central America and Asia. GCA’s products and services provide gaming patrons access to cash through a variety of methods, including ATM cash withdrawals, point-of-sale debit card transactions, credit card cash advances, check verification and warranty services, and Western Union money transfers. GCA also provides products and services that improve credit decision-making, automate cashier operations and enhance patron marketing activities for gaming establishments. With its proprietary database of gaming patron credit history and transaction data on millions of gaming patrons worldwide, GCA is recognized for successfully developing and deploying technological innovations that increase client profitability, operational efficiency and customer loyalty. More information is available at GCA’s Web site at www.gcainc.com.